Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 No. (333-54628) and Form S-3 No. (333-69704, 333-73674, 333-108236 and 333-112096) of ChipPAC, Inc. of our report dated February 19, 2004, relating to the financial statements and financial statement schedule, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 12, 2004